                                                                     EXHIBIT 3.1

                                                                ENDORSED - FILED
                                         in the office of the Secretary of State
                                                      of the State of California

                                                                    JUN - 1 2001

                                                  BILL JONES, Secretary of State



                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                         DIAGNOSTIC PRODUCTS CORPORATION



        Michael Ziering and Marilyn Ziering certify that:

        1. They are the President and Secretary, respectively, of Diagnostic Products Corporation, a California corporation.

        2. The Articles of Incorporation of this corporation are amended and restated to read as follows:


                                    ARTICLE I

        The name of this corporation is: Diagnostic Products Corporation.

                                   ARTICLE II

        The county in the State of California where the principal office for the transaction of the business of this corporation is to be located in Los Angeles County.

                                   ARTICLE III

        The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   ARTICLE IV

        This corporation is authorized to issue only one class of shares of stock, designated "Common Stock"; and the total number of shares of Common Stock which this corporation is authorized to issue is sixty million (60,000,000). Upon amendment of this Article to read as herein set forth, each outstanding share of Common Stock is split up and converted into two (2) shares of Common Stock.

                                    ARTICLE V

        All shares of the corporation shall be non-assessable.

                                   ARTICLE VI

        This corporation reserves the right to amend, alter, change or repeal any provision contained in these Restated Articles of Incorporation in the manner now or hereafter prescribed by statute.

                                   ARTICLE VII

        This corporation elects to be governed by all of the provisions of the General Corporation Law of California not otherwise applicable to it under Chapter 23 thereof.

                                  ARTICLE VIII

        If less than the affirmative vote or consent of 80% of the directors of this corporation is received with respect to a merger or consolidation of this corporation with or into another entity, the sale or disposition of all or substantially all of this corporation's properties or assets, any other "reorganization" as defined in Section 181 of the California Corporations Code, or a reclassification of this corporation's shares entitled to vote in the election of directors, then the affirmative vote or consent of the holders of not less than 66% of the issued and outstanding shares of Common Stock of this corporation shall be required to authorize any of such actions, notwithstanding that applicable law would otherwise permit such actions with the approval of a lesser percentage.

                                   ARTICLE IX

        (a) Limitation of Directors' Liability. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

        (b) Indemnification of Corporate Agents. The corporation is authorized to provide, whether by bylaw, agreement or resolution of the Board of Directors or shareholders of the corporation, for the indemnification of agents (as defined in Section 317 of the California General Corporation Law) of the corporation in excess of that expressly permitted by such Section 317, for breach of duty to the corporation and its shareholders to the fullest extent permissible under California law, subject only to the applicable limits set forth in Section 204 of the California General Corporation Law.

        (c) Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article IX by the shareholders of the corporation shall not adversely affect any right or protection of a director or agent of the corporation existing at the time of such repeal or modification.



        3. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the Board of Directors.

        4. In accordance with Section 902(c) of the California Corporations Code, the foregoing amendment has been adopted by the Board of Directors alone in that the amendment effects only a stock split and an increase in the number of authorized shares in proportion thereto, and the corporation has only one class of shares outstanding.

        5. The foregoing amendment and restatement shall become effective as of the close of business on June 1, 2001.

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:  May 30, 2001

                                        /s/ Michael Ziering
                                        ------------------------------
                                        Michael Ziering, President




                                        /s/ Marilyn Ziering
                                        ------------------------------
                                        Marilyn Ziering, Secretary